Exhibit 99.1

Optinose Announces Update to License Agreement with Avanir Pharmaceuticals for ONZETRA XSAIL

YARDLEY, Pa., Dec. 11, 2018— Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today announced the Company received written notice from Avanir Pharmaceuticals, Inc. of its election to terminate the License Agreement to develop and commercialize ONZETRA® XSAIL® in the United States, Canada, and Mexico. As a result, the License Agreement is expected to terminate on March 10, 2019.

Upon termination of the license agreement, Optinose may elect to continue to commercialize ONZETRA XSAIL itself or through a new licensee.

“Optinose intends to evaluate its options with respect to the future of ONZETRA XSAIL,” stated CEO Peter Miller. “What is important is that we believe the termination of the license agreement will not have a material effect on the Company’s use of cash. Our strategic focus is on building a leading company to serve the unmet needs of ENT and Allergy Specialists and their patients. As a result, we intend to focus on options for ONZETRA XSAIL that involve minimal organizational burden for Optinose, which may include identifying and licensing ONZETRA XSAIL to a new partner.”

Through September 30, 2018, under the terms of the License Agreement with Avanir, Optinose has received aggregate cash payments of $70 million in connection with the initial signing and subsequent payments.

About Optinose
Optinose is a global specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. Optinose has offices in the U.S., the U.K. and Norway. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: the effect of the termination of the license agreement with Avanir on the Company’s use of cash; the Company’s intent to focus on options for ONZTERA XSAIL that involve minimal organization burden, which may include identifying and licensing ONZETRA XSAIL to a new partner; and other future events. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and

Exhibit 99.1

other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: our ability to identify and license ONZETRA XSAIL to a new partner; unanticipated costs relating to the termination of the license agreement; and the risks, uncertainties and other factors discussed under the caption "Item 1A. Risk Factors" and elsewhere in the Company’s most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission - which are available at www.sec.gov. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statements made in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531
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